Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Separation Agreement”) is executed by and between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), and Mark R. McCollom, an adult individual (“McCollom”).
WHEREAS, McCollom has been employed by Fulton;
WHEREAS, McCollom resigned from his employment with Fulton, and McCollom’s employment with Fulton terminated permanently and irrevocably, on and effective as of February 8, 2024; and
WHEREAS, Fulton and McCollom desire to enter into this Separation Agreement to reflect their mutual undertakings, promises, and agreements.
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, McCollom and Fulton agree to the following:
IT IS HEREBY AGREED by and between the parties as follows:
1.Employment Status: McCollom and Fulton agree that McCollom’s employment with Fulton terminated permanently and irrevocably, effective February 8, 2024 (“Separation Date”), and Fulton has no obligation to rehire, reemploy, recall, or hire McCollom in the future. McCollom acknowledges that McCollom has received all wages, bonuses, vacation pay, and other benefits and compensation due to McCollom by virtue of McCollom’s employment with Fulton.
2.Separation Payments and Benefits: In consideration for McCollom’s signing and not revoking this Separation Agreement, Fulton shall pay McCollom a one-time lump sum payment in cash in an amount equal to Three Hundred Twenty-Five Thousand Dollars ($325,000.00), less standard payroll deductions, if any (“Separation Payment”). This Separation Payment will be made as soon as practicable after Fulton receives a signed copy of this Separation Agreement and the expiration of the period described in Section 22 of this Separation Agreement.
3.Release of Claims: In consideration of the Separation Payment, and for other good and valuable consideration:
(a)    McCollom releases Fulton, its parents, subsidiaries, affiliates, and all related entities, and its and their past and present officers, directors, employees, agents, predecessors, successors, and assigns (“Releasees”), from all liability, actions, charges, causes of action, claims and demands, or claims for relief, remuneration, sums of money, accounts or expenses (including for attorney's fees and costs) of any kind whatsoever, in law or in equity, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by McCollom, from the beginning of McCollom’s employment with Fulton up to the date McCollom signs this Separation Agreement, including but not limited to those arising from or related to McCollom’s employment with the Releasees or the conclusion of McCollom’s employment, the Employment Agreement, or any events occurring on or prior to the date of this release of claims. Such claims include, but are not limited to, any waivable claims which may or could have been asserted under federal, state or local anti-discrimination laws or other statute (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, Section 1981, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, and the Pennsylvania Human Relations Act), as well as any other related or unrelated claims arising from any other constitutional or statutory law or any claim based upon tort or contract, or any right or claim based on an alleged privacy violation, any claims for defamation or slander, any claims under any express or implied contract which McCollom may claim existed with Releasees, claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of McCollom’s employment with the Company or any of its subsidiaries or affiliates or the conclusion of that employment; and any claims under the WARN Act or any similar law, other common law claims now or hereafter recognized and any derivative claim that any of McCollom’s heirs, executors, administrators, assigns may have arising thereunder, and all claims for counsel fees and costs. Further, McCollom releases and discharges all the above Releasees from any liability for compensation or damages, including but not limited to, any claim for compensatory or punitive damages, attorneys’ fees, and costs of any kind.
(b)McCollom further waives all rights to participate in a class, collective, or representative action in any capacity under any statute or other theory of relief.
(c)McCollom also expressly and specifically waives any rights and claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq. against the Releasees arising from McCollom’s employment or conclusion from employment up to the date McCollom signs this Separation Agreement.
(d)McCollom also agrees that this release should be interpreted as broadly as possible to achieve McCollom’s intention to waive all of McCollom’s claims against the Releasees.
(e)McCollom covenants not to sue the Releasees for any matter or claim covered by this release and that any such lawsuit is a breach of this covenant and release.
4.    Release Exclusions and Additional Protections: Notwithstanding any other provision of this Separation Agreement, the following are not barred by this Separation Agreement: (a) claims relating to the validity of this Separation Agreement; (b) claims by either party to enforce this Separation Agreement; (c) claims under any state workers’ compensation or unemployment law; and (d) claims that legally may not be waived. Further, nothing in this Separation Agreement prohibits McCollom from reporting in good faith any violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), Congress, and any agency or Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. McCollom does not need Fulton’s prior authorization to make any such reports or disclosures, and McCollom is not required to notify Fulton that McCollom has made such reports or disclosures. Nothing in this Separation Agreement shall preclude McCollom from filing a good-

faith charge with or participating in an investigation by a government administrative agency enforcing civil rights or other laws, such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or any other federal, state or local government agency.
5.IRS Issues: As required by law, Fulton will issue the appropriate IRS Form(s) W-2 at the appropriate time.
6.No Future Payments Except Those Described Herein: Except as set forth in this Separation Agreement, it is expressly agreed and understood by the parties that Fulton does not have, and will not have, any obligation to provide McCollom at any time in the future with any bonus or other payments, benefits, or consideration other than those set forth in Section 2 above and other than those to which McCollom may be entitled under Fulton’s benefit plans, including 401(k) and pension plans, if applicable. McCollom expressly acknowledges that no contributions from the Separation Payment described in Section 2 above, will be made to a 401(k) or pension plan.
7.Section 409A of the Internal Revenue Code: This Separation Agreement and the Separation Payment described in Section 2 above shall be subject to the provisions of Section 6.11 of the Executive Employment Agreement between McCollom and Fulton concerning Section 409A of the Internal Revenue Code.
8.No Admission of Liability: McCollom expressly acknowledges and agrees that this Separation Agreement is not and shall not be in interpreted to be an admission of wrongdoing or an admission of liability by Fulton.
9.Cooperation: McCollom agrees to cooperate with Fulton, at mutually convenient times and places, in connection with any ongoing administrative, regulatory, mediation, arbitration, investigation, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which McCollom may have personal knowledge because of his employment with Fulton. Fulton will promptly reimburse McCollom for all reasonable and documented expenses and costs McCollom may incur as a result of providing such assistance (but not later than the end of the calendar year following the year in which such expenses are incurred), including travel costs and reasonable legal fees to the extent McCollom reasonably believes, based upon the advice of counsel, that separate representation is warranted.
10.Non-Disparagement: Each of Fulton (on behalf of itself and its affiliated entities and Releasees or any officer, director, employee or agent thereof) and McCollom agrees not to slander or defame and, except as to the matters described in Section 4 or Section 14, otherwise disparage the other party hereto. For purposes of this Section, “Fulton” includes its affiliated entities, the Releasees, or any current, past or future officer, director, employee, or agent thereof.
11.Restrictive Covenants: McCollom agrees to abide by the Restrictive Covenants and Clawback provision set forth in Section 5 of McCollom’s Employment Agreement, which is expressly incorporated into this Separation Agreement.

12.Integration and Modification: This Separation Agreement, along with McCollom’s Employment Agreement and the agreements referenced therein, contain all of the promises and understandings of the parties. There are no other agreements or understandings except as set forth herein, and this Separation Agreement may be amended only by a written agreement signed by all the parties.
13.Advice to Consult Legal Representation: McCollom is advised to consult with legal counsel of McCollom’s choosing, at McCollom’s own expense regarding the meaning and binding effect of this Separation Agreement and every term hereof prior to executing it.
14.Rights Not Impeded: Nothing in this Separation Agreement is intended to, or does, preclude McCollom or Fulton from (a) contacting, reporting to, responding to an inquiry from, communicating with, or otherwise participating in an investigation conducted by any federal, state, or local governmental agency, commission, or regulatory body; (b) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (c) otherwise making truthful statements as required by law or valid legal process; or (d) engaging in any legally protected activities. Nothing in this Separation Agreement shall preclude McCollom or Fulton from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce his or its rights under this Separation Agreement. In accordance with applicable law and notwithstanding any other provision of this Separation Agreement, nothing in this Separation Agreement impedes McCollom’s or Fulton’s right to communicate with any governmental agency about possible violations of laws or regulations or requires him or it to provide any prior notice to the other or obtain the other’s prior approval before engaging in any such communications.
15.Independent Consideration: Whether or not expressly stated in this Separation Agreement, all obligations and undertakings made and assumed in this Separation Agreement are in consideration of the mutual promises and undertakings the other party undertakes in this Separation Agreement.
16.Governing Law and Jurisdiction: This Separation Agreement shall be enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any principles of choice of law that may otherwise be applicable, except to the extent superseded by federal law (e.g. ERISA). McCollom hereby consents and agrees to the jurisdiction before a court of law in the City of Lancaster, the Commonwealth of Pennsylvania or, if filed under federal law, in the Eastern District of Pennsylvania.
17.Modification; Waiver: No provision of this Separation Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by a duly authorized representative of each party hereto. If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Separation Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Separation Agreement.

    18.    Successors: This Separation Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.
    19.    Severability: If any provision of this Separation Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
    20.    McCollom Acknowledgements: McCollom acknowledges that:
(a)McCollom has read this Separation Agreement and has had an opportunity to discuss it with individuals of McCollom’s own choice, who are not associated with Fulton;
(b)Fulton has advised McCollom to consult with an attorney of McCollom’s own choosing;
(c)Neither Fulton nor its agents, representatives or employees have made any representations to McCollom concerning the terms or effects of this Separation Agreement, other than those contained in the Separation Agreement;
(d)McCollom has the intention of releasing all claims recited herein in exchange for the payments and other consideration described herein, which McCollom acknowledges as adequate and satisfactory and in addition to anything to which McCollom otherwise is entitled; and
(e)McCollom has returned all things in McCollom’s possession or control relating to Fulton’s business, including but not limited to a Company-issued cell phone, files, all materials relating to any client, keys, badges, or other identification, reports, correspondence, manuals, ledgers, or other proprietary material pertaining to Fulton.
    21.    Consideration Period: McCollom acknowledges that McCollom has been provided with at least twenty-one (21) calendar days following McCollom’s receipt of this Separation Agreement to consider the offer of this Separation Agreement prior to entering into it. McCollom agrees to notify Fulton of acceptance of this Separation Agreement by delivering a signed copy to Fulton, either by email or regular mail addressed to the attention of Chief Human Resources Officer, Fulton Financial Corporation, One Penn Square, Lancaster, PA 17602 (Email address: BTaylor@fult.com). McCollom understands that the entire twenty-one (21) calendar day period may be taken to consider this Separation Agreement. McCollom may return this Separation Agreement in less than the full twenty-one (21) calendar day period. By signing and returning this Separation Agreement, McCollom acknowledges that the consideration period afforded McCollom was a reasonable period of time to consider fully each and every term of this Separation Agreement, including the general release set forth in Section 3.
    22.    Revocation Period. McCollom acknowledges that McCollom shall have seven (7)
calendar days after signing this Separation Agreement to revoke this Separation Agreement if McCollom chooses to do so. If McCollom elects to revoke this Separation Agreement, McCollom shall give written notice of such revocation to Fulton by delivering it to the Chief Human

Resources Officer at the above addresses, in such a manner that it is actually received by Fulton within the seven-day period.
23.    Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and such counterparts may be delivered by facsimile or other electronic transmission such as DocuSign or emal I and the reproduction of signatures by facsimile or other electronic transmission will be treated as binding as if originals.
MARK R. MCCOLLOM EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THE FOREGOING, THAT HE HAS HAD SUFFICIENT TIME TO REVIEW IT WITH AN ATTORNEY OF HIS CHOOSING, THAT HE UNDERSTANDS THE SEPARATION AGREEMENT'S TERMS AND CONDITIONS AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT.
IN WITNESS THEREOF, the parties have executed this Separation Agreement

MARK R. MCCOLLM	FULTON FINANCIAL CORPORATION
/s/ Mark R. McCollom	/s/ Natasha R. Luddington
Senior Executive Vice President and Chief Legal Officer
Date: 2/26/2024	Date: 2/26/2024